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EXHIBIT 5.1

OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON, LLP

        Brobeck, Phleger & Harrison LLP
12390 El Camino Real
San Diego, California 92130-2081
www.brobeck.com

June 13, 2002

4-D Neuroimaging
9727 Pacific Heights Boulevard
San Diego, CA 92121

Re:
4-D Neuroimaging Registration Statement on Form S-8 for 2,000,000 Shares of Common Stock and Related Stock Options issuable under the 1997 Stock Incentive Plan and 3,000,000 Shares of Common Stock issuable under the Employee Stock Purchase Plan.

Ladies and Gentlemen:

We have acted as counsel to 4-D Neuroimaging, a California corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,000,000 shares of common stock (the "Common Stock") and related stock options for issuance under the Company's 1997 Stock Incentive Plan, as amended to date (the "Incentive Plan"), and (ii) 3,000,000 shares of Common Stock under the Company's Employee Stock Purchase Plan, as amended to date (the "Stock Purchase Plan"). All of such shares of Common Stock are collectively referred to herein as the "Shares" and the Incentive Plan and the Stock Purchase Plan are collectively referred to herein as the "Plans."

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plans. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to (a) the provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the respective Plans and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

/s/ Brobeck, Phleger & Harrison
BROBECK, PHLEGER & HARRISON LLP

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OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON, LLP